Global Crossing Reports Second Quarter 2009 Results

        Consolidated revenue of $633 million, representing sequential growth of 4 percent and a year-over- year decline of 3 percent as reported.
        Consolidated revenue growth of 2 percent sequentially and 6 percent year over year on a constant currency basis.
  "Invest and grow" revenue of $539 million, representing an increase of 4 percent sequentially and 9 percent year over year on a constant currency basis.
  OIBDA of $93 million, representing an increase of 24 percent sequentially and 66 percent year over year as reported.

FOR IMMEDIATE RELEASE: TUESDAY, JULY 28, 2009

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced second quarter 2009 results. The company said it will discuss its consolidated financial and operational results for the second quarter 2009 on a conference call tomorrow.

Business Highlights

Global Crossing generated consolidated revenue of $633 million for the second quarter of 2009. Revenue from the company's "invest and grow" category - that part of the business focused on serving global enterprises and carrier customers, excluding wholesale voice - was $539 million, representing a sequential increase of 6 percent and a year-over-year decrease of 1 percent as reported. On a constant currency basis, "invest and grow" revenue increased 4 percent sequentially and 9 percent year over year. Operating Income Before Depreciation and Amortization (OIBDA) for the quarter was $93 million, representing an increase of 24 percent sequentially and 66 percent year over year. Free Cash Flow was negative $10 million in the quarter, an improvement of $22 million sequentially and $23 million year over year. OIBDA and Free Cash Flow are non-GAAP measures that are defined and reconciled in our financial tables.

"Global Crossing's return to sequential revenue growth demonstrates continued strength in demand for our advanced IP-based solutions," said John Legere, CEO of Global Crossing. "Our compelling value proposition, strong emphasis on customer satisfaction, and unique strategic position continue to enable expected improvements in our profitability and free cash flow."

Operational Results

Global Crossing's consolidated revenue was $633 million in the second quarter of 2009, representing a sequential increase of $24 million or 4 percent, including an $11 million favorable foreign exchange impact. Year-over-year consolidated revenue decreased $21 million or 3 percent, including a $58 million unfavorable foreign exchange impact. On a constant currency basis, consolidated revenue increased 2 percent sequentially and 6 percent year over year.

The company's "invest and grow" category generated revenue of $539 million for the second quarter. This represents a sequential increase of $29 million or 6 percent, including substantially all of the $11 million favorable sequential foreign exchange impact. Year-over-year "invest and grow" revenue decreased $8 million or 1 percent, including a $57 million unfavorable foreign exchange impact. On a constant currency basis, "invest and grow" revenue increased 4 percent sequentially and 9 percent year over year. Revenue in the quarter included $8 million for a customer's buyout of certain long-term obligations under an existing contract.

On a segment basis, GCUK generated $113 million in "invest and grow" revenue compared with $107 million in the prior quarter and $154 million in the second quarter of 2008. GC Impsat generated $121 million in "invest and grow" revenue compared with $113 million in the prior quarter and $117 million in the second quarter of 2008. Rest-of-World (ROW) generated $309 million in "invest and grow" revenue compared with $294 million in the prior quarter and $280 million in the second quarter of 2008. Sequentially, on a constant currency basis, GCUK, GC Impsat and ROW "invest and grow" revenues increased 1 percent, 3 percent and 5 percent, respectively. Year over year, in constant currency terms, "invest and grow" revenues in GC Impsat and ROW increased 16 percent and 13 percent, respectively, while revenues in GCUK declined 4 percent.

Wholesale voice revenue decreased by $4 million on a sequential basis and $12 million year over year to $94 million. The decline was associated with the continued management of the wholesale voice business for margin. Substantially all of the wholesale voice revenue is earned in the United States, within the ROW segment.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third-party maintenance; and cost of equipment sales -- was $432 million in the second quarter, compared with $430 million in the prior quarter and $469 million in the second quarter of 2008. On a sequential basis, cost of revenue increased due to an unfavorable foreign exchange impact of $6 million, partially offset by an operational improvement in access costs. The year-over-year decrease in cost of revenue was primarily attributable to a favorable foreign exchange impact of $39 million and lower incentive compensation accruals, partially offset by an increase in cost of equipment, professional services and third-party maintenance costs.

The company reported Gross Margin, defined as "Revenue" less "Cost of Revenue," of $201 million in the second quarter of 2009, compared with $179 million in the prior quarter and $185 million in the second quarter of 2008. On a sequential basis, Gross Margin increased $22 million primarily due to an increase in "invest and grow" revenue, accompanied by a favorable foreign exchange impact of $5 million. Year over year, Gross Margin increased $16 million due to an operational improvement in revenue and lower incentive compensation compared to the year ago period, partially offset by an unfavorable foreign exchange impact of $19 million.

Sales, general and administrative (SG&A) expenses were $108 million in the second quarter of 2009, compared with $104 million in the prior quarter and $129 million in the second quarter of 2008. On a sequential basis, SG&A increased primarily due to higher professional fees. The year-over-year decrease was primarily attributable to $12 million favorable foreign exchange impact, as well as lower incentive compensation accruals and savings related to cost reduction initiatives.

Global Crossing reported $93 million of Operating Income Before Depreciation and Amortization (OIBDA) in the second quarter, a sequential increase of $18 million, including a $3 million favorable foreign exchange impact. On a year-over-year basis, OIBDA increased $37 million, including an unfavorable foreign exchange impact of $7 million and a $10 million decrease in incentive compensation accruals. The sequential and year-over-year improvement in OIBDA was principally driven by higher revenue on a constant currency basis and improved revenue mix. On a segment basis, GCUK, GC Impsat and ROW contributed OIBDA of $21 million, $44 million and $28 million, respectively.

Global Crossing's consolidated net income applicable to common shareholders was $26 million for the second quarter of 2009, including $57 million in foreign exchange gains reflected in Other Income, net. On a sequential basis, net income increased $85 million due to the previously described increase in OIBDA and a favorable foreign exchange impact. Year over year, net income increased $116 million principally due to the previously described improvements in OIBDA and a favorable foreign exchange impact, as well as a lower income tax provision.

Cash and Liquidity

For the second quarter of 2009, the company reported Free Cash Flow of negative $10 million, as compared to negative $32 million in the prior quarter and negative $33 million in the second quarter of 2008. The sequential increase in Free Cash Flow was primarily driven by the improvement in OIBDA and a reduction in cash used for working capital, partially offset by an increase in capital expenditures. The year-over-year increase in Free Cash Flow was primarily attributable to an increase in OIBDA and lower interest expense.

Cash flow provided by operating activities for the second quarter was $44 million. Global Crossing received $27 million in proceeds from the sale of indefeasible rights of use (IRUs) and prepaid services in the second quarter. Global Crossing used $54 million for purchases of property, plant and equipment, including approximately $12 million for upgrades to its Atlantic and South American subsea systems, and entered into $20 million of capital lease agreements to finance various equipment purchases and software licenses.

As of June 30, 2009, Global Crossing had unrestricted cash of $268 million compared to $306 million at March 31, 2009. The company had $289 million in total cash at June 30, 2009, compared to $322 million in total cash at March 31, 2009.

2009 Guidance

The following table is provided for informational purposes only and represents the Company's 2009 guidance as provided on February 16, 2009.
Measures	2009 Guidance
($ in millions)
Revenue	$2,500 - $2,600
OIBDA	$320 - $380
Free Cash Flow	$50 - $100

Non-GAAP Measures

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call

The company will hold a conference call on Wednesday, July 29, 2009 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 231 2924 or by dialing +44 203 300 0095. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Wednesday, July 29, 2009 beginning at 11:30 a.m. EDT and will be accessible until Wednesday, August 5, 2009 at 11:30 a.m. EDT.  To access the replay, callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21432271. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or (0) 800 692 0831 and enter reservation number 21432271.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) is a leading global IP solutions provider with the world's first integrated global IP-based network.  The company offers a full range of secure data, voice, and video products to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers services to more than 690 cities in more than 60 countries and six continents around the globe.

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com. Global Crossing utilizes its website as a channel of distribution of important information about the company. Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; risks associated with movements in foreign currency exchange rates; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com

IR/PR1

8 PAGES OF FINANCIAL INFORMATION FOLLOW

Global Crossing Limited		Table 1
Condensed Consolidated Balance Sheets
($ in millions)
	June 30, 2009	December 31, 2008
	(unaudited)	(as adjusted)
ASSETS:
Current assets:
Cash and cash equivalents	$ 268	$ 360
Restricted cash and cash equivalents - current portion	9	7
Accounts receivable, net of allowances of $53 and $58	365	336
Prepaid costs and other current assets	107	103

Total current assets	749	806

Restricted cash and cash equivalents - long term	12	11
Property and equipment, net of accumulated depreciation of $1,043 and $851	1,319	1,300
Intangible assets, net (including goodwill of $164 and $147)	189	172
Other assets	59	60

Total assets	$ 2,328	$ 2,349

LIABILITIES:
Current liabilities:
Accounts payable	$ 282	$ 329
Accrued cost of access	86	92
Short term debt and current portion of long term debt	19	26
Accrued restructuring costs - current portion	13	13
Deferred revenue - current portion	146	138
Other current liabilities	399	361

Total current liabilities	945	959

Long term debt	1,157	1,127
Obligations under capital leases	88	93
Deferred revenue	337	308
Accrued restructuring costs	13	14
Other deferred liabilities	73	94

Total liabilities	2,613	2,595

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
60,134,317 and 56,696,312 shares issued and outstanding as of
June 30, 2009 and December 31, 2008, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,422	1,399
Accumulated other comprehensive loss	(54)	(23)
Accumulated deficit	(1,656)	(1,625)

Total shareholders' deficit	(285)	(246)

Total liabilities and shareholders' deficit	$ 2,328	$ 2,349

Note 1. On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, additional paid-in capital and accumulated deficit have increased $38 and $17 respectively, and other assets and long term debt have decreased $1 and $22 respectively in the condensed consolidated balance sheet at December 31, 2008.

Global Crossing Limited				Table 2
Unaudited Condensed Consolidated Statements of Operations
($ in millions)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)	(as adjusted)	(unaudited)	(as adjusted)

Revenue	$ 633	$ 654	$ 1,242	$ 1,286

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(285)	(306)	(571)	(605)
Real estate, network and operations	(98)	(112)	(195)	(220)
Third party maintenance	(27)	(28)	(51)	(55)
Cost of equipment and other sales	(22)	(23)	(45)	(46)
Total cost of revenue	(432)	(469)	(862)	(926)
Gross margin	201	185	380	360
Selling, general and administrative	(108)	(129)	(212)	(259)
Depreciation and amortization	(82)	(84)	(161)	(160)
Total operating expenses	(622)	(682)	(1,235)	(1,345)
Operating income (loss)	11	(28)	7	(59)
Other income (expense):
Interest income	4	2	5	6
Interest expense	(38)	(46)	(74)	(92)
Other income, net	58	8	43	28
Income (loss) before reorganization items and provision for income taxes	35	(64)	(19)	(117)
Net gain on pre-confirmation contingencies	-	4	-	4
Income (loss) before provision for income taxes	35	(60)	(19)	(113)
Provision for income taxes	(8)	(29)	(12)	(47)
Net income (loss)	27	(89)	(31)	(160)
Preferred stock dividends	(1)	(1)	(2)	(2)
Income (loss) applicable to common shareholders	$ 26	$ (90)	$ (33)	$ (162)

Income (loss) per common share, basic:
Income (loss) applicable to common shareholders	$ 0.43	$ (1.62)	$ (0.56)	$ (2.93)
Weighted average number of common shares	59,904,503	55,675,011	58,422,070	55,196,799

Income (loss) per common share, diluted:
Income (loss) applicable to common shareholders	$ 0.34	$ (1.62)	$ (0.56)	$ (2.93)
Weighted average number of common shares	78,540,571	55,675,011	58,422,070	55,196,799

Note 1. On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, interest expense has increased $1 and $3 for the three and six months ended June 30, 2008, respectively.

Note 2. For the three months ended June 30, 2008, $1 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, $5 of costs incurred to operate the GC Impsat Segment data center business, primarily employee-related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Note 3. For the six months ended June 30, 2008, $3 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, $9 of costs incurred to operate the GC Impsat Segment data center business, primarily employee-related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Global Crossing Limited		Table 3
Condensed Consolidated Statements of Cash Flows
($ in millions)
	Six Months Ended
	June 30,
	2009	2008 (as adjusted)
	(unaudited)
Cash flows provided by (used in) operating activities:
Net loss	$ (31)	$ (160)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on sale of marketable securities	-	3
Non-cash income tax provision	-	27
Non-cash stock compensation expense	10	43
Depreciation and amortization	161	160
Provision for doubtful accounts	4	5
Amortization of prior period IRUs	(11)	(7)
Gain on pre-confirmation contingencies	-	(4)
Change in long term deferred revenue	32	32
Other	(46)	(34)
Change in operating working capital:
- Changes in accounts receivable	(17)	(21)
- Changes in accounts payable	(59)	5
- Changes in other current assets	(12)	(41)
- Changes in other current liabilities	19	32
Net cash provided by operating activities	50	40

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(92)	(92)
Purchases of marketable securities	-	(11)
Proceeds from sale of property and equipment	-	4
Proceeds from sale of marketable securities	4	12
Change in restricted cash and cash equivalents	(2)	(6)
Net cash used in investing activities	(90)	(93)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	6	7
Repayment of capital lease obligations	(30)	(29)
Repayment of long term debt (including current portion)	(20)	(9)
Proceeds from exercise of stock options	-	1
Payment of employee taxes on share-based compensation	(12)	-
Net cash used in financing activities	(56)	(30)

Effect of exchange rate changes on cash and cash equivalents	4	4
Net decrease in cash and cash equivalents	(92)	(79)
Cash and cash equivalents, beginning of period	360	397
Cash and cash equivalents, end of period	$ 268	$ 318

Note 1. On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, net loss and other within net cash provided by (used in) operating activities has increased in $3 for the six months ended June 30, 2008.

Global Crossing Limited and Subsidiaries															Table 4
Unaudited Condensed Consolidated Statements of Operations
($ in millions)
	Quarter Ended June 30, 2009					Quarter Ended March 31, 2009					Quarter Ended June 30, 2008
	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat [2,4]	ROW [1,2,3]	Eliminations	Total

Revenue	$ 115	$ 125	$ 397	$ (4)	$ 633	$ 110	$ 116	$ 387	$ (4)	$ 609	$ 157	$ 119	$ 382	$ (4)	$ 654
Cost of revenue
Cost of access	(36)	(27)	(225)	3	(285)	(34)	(27)	(229)	4	(286)	(48)	(28)	(233)	3	(306)
Real estate, network and operations	(18)	(21)	(59)	-	(98)	(18)	(18)	(61)	-	(97)	(24)	(23)	(66)	1	(112)
Third party maintenance	(6)	(5)	(16)	-	(27)	(5)	(5)	(14)	-	(24)	(9)	(4)	(15)	-	(28)
Cost of equipment and other sales	(17)	(3)	(2)	-	(22)	(15)	(2)	(6)	-	(23)	(17)	(3)	(3)	-	(23)
Total cost of revenue	(77)	(56)	(302)	3	(432)	(72)	(52)	(310)	4	(430)	(98)	(58)	(317)	4	(469)
Gross margin	38	69	95	(1)	201	38	64	77	-	179	59	61	65	-	185
Selling, general and administrative	(17)	(25)	(67)	1	(108)	(15)	(25)	(64)	-	(104)	(22)	(30)	(77)	-	(129)
Depreciation and amortization	(16)	(21)	(45)	-	(82)	(15)	(20)	(44)	-	(79)	(21)	(22)	(41)	-	(84)
Total operating expenses	(110)	(102)	(414)	4	(622)	(102)	(97)	(418)	4	(613)	(141)	(110)	(435)	4	(682)
Operating income (loss)	5	23	(17)	-	11	8	19	(31)	-	(4)	16	9	(53)	-	(28)
Other income (expense):
Interest income	1	2	4	(3)	4	2	1	1	(3)	1	2	-	2	(2)	2
Interest expense	(13)	(9)	(19)	3	(38)	(12)	(8)	(19)	3	(36)	(18)	(10)	(20)	2	(46)
Other income (expense), net	28	7	23	-	58	(3)	5	(17)	-	(15)	1	4	3	-	8
Income (loss) before reorganization items, net and income taxes	21	23	(9)	-	35	(5)	17	(66)	-	(54)	1	3	(68)	-	(64)
Net gain on pre-confirmation contingencies	-	-	-	-	-	-	-	-	-	-	-	-	4	-	4
Income (loss) before provision for income taxes	21	23	(9)	-	35	(5)	17	(66)	-	(54)	1	3	(64)	-	(60)
Provision for income taxes	(1)	(5)	(2)	-	(8)	-	(4)	-	-	(4)	(1)	(12)	(16)	-	(29)
Net income (loss)	20	18	(11)	-	27	(5)	13	(66)	-	(58)	-	(9)	(80)	-	(89)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ 20	$ 18	$ (12)	$ -	$ 26	$ (5)	$ 13	$ (67)	$ -	$ (59)	$ -	$ (9)	$ (81)	$ -	$ (90)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 In August 2008, Global Crossing Limited transferred its GC Chile operations from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Chile operations and removed GC Chile from ROW's results for all periods presented.

3 On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, interest expense has increased $1 for the three months ended June 30, 2008.

4 For the three months ended June 30, 2008 $1 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, for the three months ended June 30, 2008 $5 of costs incurred to operate the GC Impsat Segment data center business, primarily employee-related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Global Crossing Limited and Subsidiaries					Table 5
Unaudited Summary of Consolidated Revenue
($ in millions)
	Quarter Ended June 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 113	$ 119	$ 307	$ -	$ 539
Carrier voice	2	4	88	-	94
Other	-	-	-	-	-
Intersegment revenue	-	2	2	(4)	-
Consolidated revenue	$ 115	$ 125	$ 397	$ (4)	$ 633

	Quarter Ended March 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 107	$ 111	$ 292	$ -	$ 510
Carrier voice	3	3	92	-	98
Other	-	-	1	-	1
Intersegment revenue	-	2	2	(4)	-
Consolidated revenue	$ 110	$ 116	$ 387	$ (4)	$ 609

	Quarter Ended June 30, 2008
	GCUK	GC Impsat [2,3]	ROW [1,2]	Eliminations [2]	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 154	$ 114	$ 279	$ -	$ 547
Carrier voice	3	2	101	-	106
Other	-	-	1	-	1
Intersegment revenue	-	3	1	(4)	-
Consolidated revenue	$ 157	$ 119	$ 382	$ (4)	$ 654

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 In August 2008, Global Crossing Limited transferred its GC Chile operations from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Chile operations and removed GC Chile from ROW's results for all periods presented.

3For the three months ended June 30, 2008 $1 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes.

Global Crossing Limited					Table 6
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, preferred stock dividends, and gains and losses on pre-confirmation contingencies. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with our everyday operations.

	Quarter Ended June 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total
OIBDA	$ 21	$ 44	$ 28	$ -	$ 93
Depreciation and amortization	(16)	(21)	(45)	-	(82)
Operating income (loss)	5	23	(17)	-	11
Interest income	1	2	4	(3)	4
Interest expense	(13)	(9)	(19)	3	(38)
Other income, net	28	7	23	-	58
Provision for income taxes	(1)	(5)	(2)	-	(8)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ 20	$ 18	$ (12)	$ -	$ 26

	Quarter Ended March 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total
OIBDA	$ 23	$ 39	$ 13	$ -	$ 75
Depreciation and amortization	(15)	(20)	(44)	-	(79)
Operating income (loss)	8	19	(31)	-	(4)
Interest income	2	1	1	(3)	1
Interest expense	(12)	(8)	(19)	3	(36)
Other income (expense), net	(3)	5	(17)	-	(15)
Provision for income taxes	-	(4)	-	-	(4)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (5)	$ 13	$ (67)	$ -	$ (59)

	Quarter Ended June 30, 2008
	GCUK	GC Impsat [2]	ROW [1,2,3]	Eliminations	Total
OIBDA	$ 37	$ 31	$ (12)	$ -	$ 56
Depreciation and amortization	(21)	(22)	(41)	-	(84)
Operating income (loss)	16	9	(53)	-	(28)
Interest income	2	-	2	(2)	2
Interest expense	(18)	(10)	(20)	2	(46)
Other income, net	1	4	3	-	8
Net gain on pre-confirmation contingencies	-	-	4	-	4
Provision for income taxes	(1)	(12)	(16)	-	(29)
Preferred stock dividends	-	-	(1)	-	(1)
Loss applicable to common shareholders	$ -	$ (9)	$ (81)	$ -	$ (90)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 In August 2008, Global Crossing Limited transferred its GC Chile operations from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Chile operations and removed GC Chile from ROW's results for all periods presented.

3 On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on retrospective basis. As a result of applying APB 14-1, interest expense has increased $1 for the three months ended June 30, 2008.

Global Crossing Limited and Subsidiaries		Table 7
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Quarter Ended
June 30,
2009

Free Cash Flow	$ (10)
Purchases of property and equipment	$ 54
Net cash provided by operating activities	$ 44

Quarter Ended
March 31,
2009

Free Cash Flow	$ (32)
Purchases of property and equipment	$ 38
Net cash provided by operating activities	$ 6

Quarter Ended
June 30,
2008

Free Cash Flow	$ (33)
Purchases of property and equipment	$ 48
Net cash provided by operating activities	$ 15

Global Crossing Limited and Subsidiaries		Table 8
Unaudited Reconciliations of 2009 OIBDA and Free Cash Flow Guidance
($ in millions)

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the specific non-GAAP measure is met or exceeded, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company's guidance as provided on February 16, 2009, which is included in the preceding press release for informational purposes only.

	Twelve months ended
	December 31, 2009
	Low End of Guidance	High End of Guidance

OIBDA	$ 320	$ 380
Depreciation and amortization	(330)	(331)
Operating income (loss)	(10)	49
Interest expense, net	(147)	(147)
Provision for income taxes	(27)	(27)
Preferred stock dividends	(4)	(4)
Net loss applicable to common shareholders	$ (188)	$ (129)

Free Cash Flow	$ 50	$ 100
Purchases of property and equipment	145	155
Net cash provided by operating activities	$ 195	$ 255

For definitions and further description of these non-GAAP measures see tables 6 and 7.